REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Shareholders of the Metropolitan Series Fund,
Inc.:

In planning and performing our audit of the financial statements of MetLife Conservative Allocation Portfolio, MetLife Conservative to Moderate Allocation Portfolio, MetLife Moderate Allocation Portfolio, MetLife Moderate to Aggressive Allocation Portfolio, MetLife Aggressive Allocation Portfolio, BlackRock Investment Trust Portfolio, BlackRock Large Cap Value Portfolio, BlacRock Legacy Large Cap Growth Portfolio, Capital Guardian U.S. Equity Portfolio, Davis Venture Value Portfolio, FI Value Leaders , Harris Oakmark Large Cap Value Portfolio, Jennison Growth Portfolio, MetLife Stock Index Portfolio, MFS Investors Trust Portfolio, T Rowe Large Cap Growth Portfolio, Zenith Equity Portfolio, BlackRock Aggressive Portfolio, FI Mid Cap Opportunities Portfolio, Harris Oakmark Focused Value Portfolio, MetLife Mid Cap Stock Index Portfolio, Neuberger Berman Mid Cap Value Portfolio, BlackRock Strategic Value Portfolio, Franklin Templeton Small Cap Growth Portfolio, Loomis Sayles Small Cap Portfolio, Russell 2000 Index Portfolio, T Rowe Price Small Cap Portfolio, FI International Stock Portfolio, Morgan Stanley EAFE Portfolio, Oppenheimer Global Equity Portfolio, BlackRock Diversified Funds Portfolio, MFS Total Return Portfolio, BlackRock Bond Income Portfolio, Lehman Brothers Aggregate Bond Index Portfolio, Salomon Brothers Strategic Bond Opportunities Portfolio, Salomon Brothers U.S. Government Portfolio, and BlackRock Money Market Portfolio (the "Portfolios"), each a series of the Metropolitan Series Fund, Inc., as of and for the year ended December 31, 2005, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered their internal controls over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Portfolios' internal controls over financial reporting. Accordingly, we express no such opinion.

The management of the Portfolios is responsible for establishing and maintaining effective internal controls over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Portfolios' internal controls over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal controls that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Portfolios' internal controls over financial reporting and its operation, including controls for safeguarding securities that we consider to be a material weakness as defined above as of December 31, 2005.

This report is intended solely for the information and use of management and the Board of Trustees of the Metropolitan Series Fund, Inc. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP
Boston, Massachusetts
February 17, 2006